ZONE4PLAY CLARIFIES TERMS OF
                         $1.2 MILLION PRIVATE PLACEMENT

Wilmington, DE - April 16, 2004 - Zone4Play, Inc. (OTCBB:ZFPI), a leading content provider of Interactive games on multiple platforms, announced that the Company completed a $1.2 million private placement on April 1, 2004, consisting of 1,500,000 shares of its common stock, with a group of institutional and individual investors. The Company today corrected its April 1, 2004 announcement, clarifying that the private placement consisted of Units offered at a price of $.80 per Unit, with each Unit comprised of one share of the Company's common stock and two common stock purchase warrants. One warrant is exercisable for 24 months at a price of $1.85 per share and one warrant is exercisable for 36 months at a price of $2.50 per share. The completed private placement consisted of an aggregate of 1,500,000 shares of the Company's common stock and 3,000,000 warrants.

ABOUT ZONE4PLAY, INC.
Zone4Play, Inc. (www.zone4play.com) designs interactive game applications and solutions for Interactive Television, Cellular networks and the Internet. Its proprietary cross-system product line allows access to a variety of platforms through only one user account. Zone4Play also specializes in Back Office solutions for these systems and markets a wide range of hi-tech support and management products.


This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of the management of Zone4Play only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; decline in demand for Zone4Play's products; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Zone4Play to differ materially from those contemplated in such forward-looking statements. Zone4Play undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Zone4Play, reference is made to Zone4Play's reports filed from time to time with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION:
Gil Arbel               +            -or-             Investor Relations Counsel
Zone4Play, Inc.                                       The Equity Group Inc.
972-3-688-9444                                        Loren G. Mortman
arbelgil@zone4play.com                                212-836-9604
                                                      Lauren Barbera
                                                      212-836-9610
                                                      lbarbera@equityny.com